Exhibit 23.4

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Amended S-K 1300 Technical Report Summary for the Wyoming In-Situ Recovery Hub and Spoke Project, WY, USA” dated March 9, 2023, and the technical report summary report entitled “S-K 1300 Initial Assessment Texas Hub and Spoke IRS Project, USA” dated June 10, 2024, that we prepared, which were included in and filed as exhibits to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2025, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 14, 2025.

WESTERN WATER CONSULTANTS, INC.
d.b.a. WWC Engineering

/s/ Jack W. Fritz
Jack W. Fritz, Secretary and Director of Operations
Western Water Consultants, Inc.
d.b.a. WWC Engineering

Date: November 14, 2025